Exhibit 99.1

On July 23, 2020, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a financial holding company headquartered in Columbus Grove, Ohio with consolidated assets of $1.0 billion today announced operating results for the quarter and six month period ended June 30, 2020, unaudited.

For the quarter ended June 30, 2020, the Corporation reported net income of $5,668,000, or $1.73 basic earnings per share. This compares to the second quarter of 2019 net income of $2,285,000, or $0.70 basic earnings per share. The increase in operating results for the second quarter of 2020 as compared to the same period in 2019 was primarily attributable to an increase in net interest income of $1,341,000, and an increase in non-interest income of $4,988,000, offset by an increase in the provision for loan losses of $750,000, an increase in non-interest expenses of $1,313,000, and an increase in the provision for income taxes of $883,000. The increase in net interest income resulted from interest and $337,000 in loan fees generated through the Paycheck Protection Program (PPP), as well as a decrease in deposit interest rates. The increase in the provision for loan losses was due to loan growth and allocations of reserves for the uncertainties related to COVID-19.

Net income for the six months ended June 30, 2020 totaled $6,756,000, or $2.07 basic earnings per share, compared to $4,099,000, or $1.25 basic earnings per share for the same period in 2019, an increase of $2,657,000 (64.8%). The increase in operating results for the six month period ended June 30, 2020 as compared to the six month period ended June 30, 2019 was primarily attributable to increases in net interest income of $1,530,000, and non-interest income of $5,314,000, offset by an increase in the provision for loan losses of $1,200,000, an increase in non-interest expenses of $2,301,000, and an increase in the provision for income taxes of $686,000. Similar to the second quarter results, the increase in net interest income for the six month period resulted from interest and fees on PPP loans and lower deposit interest rates, and the increase in the provision for loan losses was attributable to loan growth and additional reserves in response to the COVID-19 uncertainties.

For the quarter ended June 30, 2020, non-interest income was $8,121,000, compared to $3,133,000 for the second quarter of 2019, a $4,988,000 increase, which was attributable to increases in gain on sales of loans of $3,779,000, gain on sales of securities of $287,000, and other non-interest income of $921,000 (97.3%).  For the six months ended June 30, 2020, non-interest income was $10,955,000 compared to $5,641,000 for the same period in 2019, an increase of $5,314,000 (94.2%), which was attributable to increases in gain on sales of loans of $4,924,000, gain on sales of securities of $287,000, and other non-interest income of $103,000. The significant increase in gain on sale of loans was attributable to an increase in loan activity by the residential mortgage and governmental lending operations, along with an increase in the average gain on sale per loan. During the six month period ended June 30, 2020, there were 784 loans sold totaling $201 million, compared to 385 loans sold totaling $90 million during the same period of 2019. The average gain on sale approximated $10,000 during the first six months of 2020, compared to $8,000 for the same period of 2019. The significant increase in other non-interest income was related to fluctuations in the Corporation’s loan hedging program.

For the quarter ended June 30, 2020, non-interest expenses were $8,805,000, compared to $7,492,000 for the second quarter of 2019, a $1,313,000 (17.5%) increase.  The significant quarter-over-quarter increases included salaries and benefits expense of $844,000 (19.5%), loan fees of $217,000, data processing expenses of $118,000, and consultant fees of $172,000.

For the six month period ended June 30, 2020, non-interest expenses were $17,015,000 compared to $14,714,000 for the same period of 2019, a $2,301,000 (15.6%) increase, which was attributable to increases in salaries and benefits expense of $1,495,000, loan fees of $312,000, data processing expenses of $143,000, and an increase in consultant fees of $170,000.

Total assets exceeded $1.0 billion at June 30, 2020, compared to $880.0 million at December 31, 2019, increasing $134.0 million (15.2%). The increase in total assets was primarily the result of increases of $93.3 million (16.3%) in net loans, $42.4 million in cash and cash equivalents, $8.5 million (55.7%) in loans held for sale, offset by a decrease of $9.4 million (5.1%) in securities available-for-sale, and a decrease of $1.0 million (10.1%) in other assets (including accrued interest receivable). Deposits during this same period increased $124.1 million (17.5%). Many of the aforementioned balance sheet changes can be attributed to the impact of the Corporation originating $118.0 million of PPP loans during the second quarter of 2020. These loans contributed to significant increases in customer deposits which in turn contributed to increases in cash and cash equivalents. In response to possible liquidity concerns at the time, the Corporation also sold certain investment securities during the second quarter of 2020 resulting in the aforementioned gains of $287,000.

Shareholders’ equity increased from $94.8 million at December 31, 2019 to $104.8 million at June 30, 2020. This increase was primarily the result of net income during the six month period ended June 30, 2020 of $6,756,000 and an increase in unrealized securities gains, net of tax of $3,756,000, offset by dividends paid of $687,000. The increase in unrealized securities gains during the six month period ended June 30, 2020 was attributable to the Federal Reserve decreasing the Federal Funds Target Rate by 150 basis points (1.50%) during March 2020, in response to the COVID-19 pandemic.  Net unrealized gains and losses on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Franklin, Hancock, Marion, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Pemberville, Plymouth and Westerville Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2019 Form 10-K.